                                                                    EXHIBIT 12.1

                       K N ENERGY, INC. AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES

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
                                      QUARTER
                                       ENDED                  YEARS ENDED DECEMBER 31
                                     MARCH 31,   -------------------------------------------------
                                       1997        1996       1995      1994      1993      1992
                                     ---------   --------   --------   -------   -------   -------
                                                              (DOLLARS IN THOUSANDS)
Earnings:
  Income From Continuing Operations
     per Statements of Income......   $20,358    $ 63,819   $ 52,522   $15,321   $30,869   $36,342
  Add:
     Interest and Debt Expense.....    11,626      37,760     34,316    32,009    31,478    27,608
     Income Taxes..................    11,702      35,897     29,050     9,500    18,599    20,068
     Portion of Rents
       Representative of the
       Interest Factor.............     4,018       7,417      5,082     3,492     2,863     1,901
                                      -------    --------   --------   -------   -------   -------
  Income as Adjusted...............   $47,704    $144,893   $120,970   $60,322   $83,809   $85,919
                                      =======    ========   ========   =======   =======   =======
Fixed Charges:
  Interest and Debt Expense per
     Statements of Income (Includes
     Amortization of Debt Discount,
     Premium and Expense)..........   $ 9,656    $ 35,933   $ 34,211   $31,815   $30,909   $27,090
  Add:
     Interest Capitalized..........     1,970       1,827        105       338       965       842
     Portion of Rents
       Representative of the
       Interest Factor.............     4,018       7,417      5,082     3,492     2,863     1,901
     Preferred Stock Dividends of
       Subsidiary..................        --          --         --        --        69     3,084
                                      -------    --------   --------   -------   -------   -------
Fixed Charges......................   $15,644    $ 45,177   $ 39,398   $35,645   $34,806   $32,917
                                      =======    ========   ========   =======   =======   =======
Ratio of Earnings to Fixed
  Charges..........................      3.05        3.21       3.07      1.69      2.41      2.61
                                      =======    ========   ========   =======   =======   =======
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